Exhibit 99.4

For Information: Scott Lamb
Telephone: (713) 332-4751	November 1, 2004

KAISER ALUMINUM SUBSIDIARIES FILE PLAN FOR DISTRIBUTION OF
PROCEEDS FROM ALPART SALE

     HOUSTON, Texas, November 1, 2004 — Kaiser Aluminum announced that two of its subsidiaries, Alpart Jamaica Inc. (AJI) and Kaiser Jamaica Corporation (KJC), have filed a joint plan of liquidation and related disclosure statement in the U.S. Bankruptcy Court for the District of Delaware. The joint plan as filed has been approved by the AJI and KJC boards of directors and by the Unsecured Creditors’ Committee.

     AJI and KJC are the subsidiaries through which Kaiser Aluminum & Chemical Corporation (KACC) owned its interests in Alumina Partners of Jamaica (Alpart), a Delaware partnership that operates a bauxite mining operation and alumina refinery located in Jamaica. As previously announced, AJI and KJC sold their interests in Alpart on July 1, 2004.

     Under the proposed plan of liquidation filed by AJI and KJC, the assets of those entities, consisting primarily of the net proceeds received by them in connection with the sale of their interests in Alpart, will be transferred to a liquidation trust, whereupon AJI and KJC will be dissolved. The liquidating trustee would then make distributions of cash to the creditors of AJI and KJC in accordance with the plan. As indicated in the disclosure statement, it is currently anticipated that AJI and KJC will have approximately $278.4 million of cash available for distribution to creditors when the plan becomes effective. Of the cash available for distribution, $20 million is expected to be retained, subject to certain terms and conditions, in a cash collateral account securing Kaiser’s debtor in possession (DIP) financing until such financing is terminated.

     The plan and disclosure statement filed by AJI and KJC outline the specific treatment and expected recoveries of AJI and KJC creditors. The disclosure statement

Exhibit 99.4

indicates that, assuming the holders of the 12-3/4% Senior Subordinated Notes accept the plan and after payment of priority claims and trust expenses (initial reserves for which are expected to be established in the range of $15 to $20 million), AJI and KJC anticipate ultimately distributing cash as follows (in millions):

•	KACC’s 9-7/8% and 10-7/8% Senior Notes:	$162.7 to $171.1
•	Pension Benefit Guaranty Corporation:	$82.7 to $84.3
•	KACC’s 12-3/4% Senior Subordinated Notes:	$8.0

     The $8.0 million payment to be made for the benefit of holders of KACC’s 12-3/4% Senior Subordinated Notes will be made if, and only if, such holders approve the plan. In addition, the plan provides that the Bankruptcy Court will determine the amount, if any, to be paid in respect of the Parish of St. James, State of Louisiana, Solid Waste Disposal Revenue Bonds. Any amounts paid in respect of the 12-3/4% Senior Subordinated Notes and the Revenue Bonds will be paid from amounts that otherwise would be distributed to holders of the 9-7/8% Senior Notes and the 10-7/8% Senior Notes.

     The disclosure statement also indicates that it is currently anticipated that the plan of liquidation for Kaiser Alumina Australia Corporation, which owns Kaiser Aluminum’s interests in Queensland Alumina Limited, will provide for an additional $8.0 million payment to the holders of KACC’s12-3/4% Senior Subordinated Notes if, and only if, such holders of the Senior Subordinated Notes vote to accept that plan.

     As described in the disclosure statement, the plan and disclosure statement will be subject to approval by the Bankruptcy Court, and the plan will be subject to a vote by certain creditors. The company anticipates that certain creditors are likely to challenge the proposed plan. The effectiveness of the plan is expressly conditioned on Bankruptcy Court approval of the Intercompany Settlement Agreement. This disclosure is not intended to be, nor should it be construed to be, a solicitation for a vote on the plan.

     Copies of the plan and disclosure statement will be posted in the “Restructuring” section of Kaiser Aluminum’s web site at www.kaiseral.com.

     The plan filed relates exclusively to AJI and KJC and will have no impact on the normal, ongoing operation of Kaiser Aluminum’s fabricated aluminum products business or other operations.

Exhibit 99.4

     Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products and owns interests in alumina and primary aluminum assets.

F-1000

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to approval of the plan and disclosure statement of AJI and KJC and the Intercompany Settlement Agreement by the United States Bankruptcy Court for the District of Delaware, the vote on the plan by creditors of AJI and KJC (including the acceptance of the plan by holders of the 12-3/4% Senior Subordinated Notes), the amount of cash ultimately available to AJI and KJC, the ultimate release of cash of AJI and KJC retained to secure Kaiser’s DIP financing, the actual amount of priority claims of AJI and KJC and expenses of the liquidation trust, the actual amount of other allowed general unsecured claims, if any, and the actual terms of any plan of liquidation of Kaiser Alumina Australia Corporation. As a result, no assurance can be given as to whether or when the plan of AJI and KJC will become effective or, if and when it does become effective, as to the actual amounts that will ultimately be distributed thereunder to holders of KACC’s 9-7/8% and 10-7/8% Senior Notes, the Pension Benefit Guaranty Corporation, and holders of KACC’s 12-3/4% Senior Subordinated Notes.